CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of State Farm Mutual Fund Trust on Form N-1A of our reports dated February 24, 2010, relating to the financial statements which appear in the December 31, 2009 Annual Reports to Interestholders of the S&P 500 Stock Master Portfolio, LifePath Retirement Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, LifePath 2040 Master Portfolio, LifePath 2050 Master Portfolio, Active Stock Master Portfolio, and the CoreAlpha Bond Master Portfolio, each a portfolio of Master Investment Portfolio, which are also incorporated by reference into the Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

April 30, 2010